                      PLAN OF LIQUIDATION AND DISSOLUTION

The following Plan of Liquidation and Dissolution (the "Plan") of PEA Science
and Technology Portfolio, NFJ Small Cap Value Portfolio and OpCap U.S.
Government Income Portfolio -- each such portfolio (a "Portfolio," and the three
Portfolios, collectively, the "Portfolios") being a series of Premier VIT (the
"Fund"), a business trust organized and existing under the laws of the
Commonwealth of Massachusetts, that has operated as an open-end diversified management investment company registered under the Investment Company Act of
1940 , as amended (the "Investment Company Act") -- is intended to accomplish the complete liquidation and dissolution of the Portfolios in conformity with the provisions of the Fund's Declaration of Trust dated May 12, 1994, as amended
September 1, 1994, September 16, 1994, April 22, 1996 and March 14, 2003 (the
"Declaration"), and under Massachusetts law.

     WHEREAS: all of the shareholders of each Portfolio have redeemed their shares of beneficial interest in such Portfolio; and

     WHEREAS: the Fund's Board of Trustees (the "Board") on June 7, 2005,
considered the matter and determined that it is advisable and in the best interests of each Portfolio to liquidate, abolish, terminate and dissolve, as provided in clause (h) of Section 6.9 of the Declaration pursuant to this Plan;

     NOW, THEREFORE, the liquidation and dissolution of each Portfolio shall be carried out in the manner hereinafter set forth:

     1.  EFFECTIVE DATE OF PLAN. This Plan shall be and become effective on June
         7, 2005 (hereinafter the "Effective Date").

     2.  DISSOLUTION. As promptly as practicable after the Effective Date, and in any event not later than June 30, 2005, consistent with the provisions of this Plan, each Portfolio shall be liquidated and dissolved pursuant to applicable provisions of Massachusetts law. Such
         Portfolio shall thereupon be deemed abolished and the designation of such Portfolio as a series of the Fund shall no longer be established.
         This Plan shall constitute an amendment to the Declaration for such purpose.

     3.  CESSATION OF BUSINESS. After the Effective Date, each Portfolio shall not engage in any business activities except for the purpose of winding up its business and affairs, preserving the value of its assets and distributing its assets to all creditors of such Portfolio.

     4.  LIQUIDATION OF ASSETS. Each Portfolio shall cause the liquidation of its assets to cash form, as is practicable, consistent with the terms of the Plan.

     5.  PAYMENT OF DEBTS. As soon as practicable after the Effective Date, and in any event not later than June 30, 2005, each Portfolio shall determine and pay the amount of all known or reasonably ascertainable liabilities of such Portfolio incurred or expected to be incurred.

     6.  EXPENSES OF LIQUIDATION AND DISSOLUTION. All expenses incurred by or allocable to each Portfolio in carrying out this Plan and dissolving such Portfolio, shall be borne by such Portfolio.

     7.  POWER OF THE BOARD OF TRUSTEES. The Board and, subject to the general direction of the Board, the officers of the Fund, shall have authority to do or authorize any and all acts and things as provided for in this
         Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of this Plan, including without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms, and other papers which may be necessary or appropriate to implement this
         Plan or which may be required by the provisions of the Investment
         Company Act, the Securities Act of 1933, as amended, and applicable
         Massachusetts law.

         The death, resignation or other disability of any Trustee or any officer of the Fund shall not impair the authority of the surviving or remaining Trustees or officers to exercise any of the powers provided for in this Plan.

     8.  AMENDMENT OF THE PLAN. The Board shall have the authority to authorize such variations from or amendments to the provisions of this Plan as may be necessary or appropriate to effect the dissolution, complete liquidation and termination of existence of each Portfolio in accordance with the purposes intended to be accomplished by this Plan.

Pursuant to clause (h) of Section 6.9 of the Declaration, this Plan of
Liquidation and Dissolution has been executed by a majority of the Trustees on
June 7, 2005.

/s/ Brian S. Shlissel                           /s/ V. Lee Barnes
-----------------------------                   -----------------------------
Brian S. Shlissel, President & Trustee          V. Lee Barnes, Trustee

/s/ Paul Y. Clinton                             /s/ Thomas W. Courtney
-----------------------------                   -----------------------------
Paul Y. Clinton, Trustee                        Thomas W. Courtney, Trustee

/s/ Lacy B. Herrmann                            /s/ Theodore T. Mason
-----------------------------                   -----------------------------
Lacy B. Herrmann, Trustee                       Theodore T. Mason, Trustee